Amendment to Certificate of Incorporation

of CFN Enterprises Inc.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

CFN ENTERPRISES INC., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

The Certificate of Incorporation of the Corporation is hereby amended as follows:

Article FOURTH is hereby amended to add the following paragraph A. thereto:

A. Reverse Split. Upon this Certificate of Amendment becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Reverse Split Effective Time”), each share of Common Stock issued and outstanding immediately prior to the Reverse Split Effective Time (the “Old Common Stock”) shall be automatically reclassified as and converted into one-tenth of a fully paid and non-assessable share of Common Stock (the “New Common Stock”) (the “Reverse Stock Split”). No fractional shares of the New Common Stock shall be issued in connection with the Reverse Stock Split. No cash will be paid or distributed as a result of the Reverse Stock Split, and no fractional shares will be issued. All fractional shares which would otherwise be required to be issued as a result of the Reverse Stock Split will be rounded up to a whole share. Any stock certificate that, immediately prior to the Reverse Stock Effective Time, represented shares of the Old Common Stock, shall from and after the Reverse Stock Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which such shares of Old Common Stock shall have been reclassified pursuant to this Certificate of Amendment.

The forgoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the vote of a majority of each class of outstanding stock of the corporation entitled to vote thereon.

This Certificate of Amendment to the Certificate of Incorporation shall be effective as of 5:00 p.m. Eastern time on July 11, 2025.

IN WITNESS WHEREOF, CFN ENTERPRISES INC., has caused this certificate to be duly executed in its corporate name this 11th day of July, 2025.

CFN ENTERPRISES INC.

By:	/s/ Brian Ross
Name:	Brian Ross
Title:	Chief Executive Officer